                                                                   Exhibit 10.63



                               MERRILL LYNCH & CO.
                             World Financial Center
                                   North Tower
                                250 Vesey Street
                            New York, New York 10281


                                 October 4, 1997



Tower Realty Operating Partnership, L.P.
120 West 45th Street
24th Floor
New York, New York 10036


         Re:  Commitment Letter

Ladies and Gentlemen:

         You have requested Merrill Lynch & Co. ("Merrill Lynch") to arrange financing in the amount of $200,000,000 (the "Credit Facility") for Tower Realty Operating Partnership, L.P. ("Borrower"), which shall be guaranteed by Tower Realty Trust, Inc. (the "Company"). Attached is an outline of the principal terms and conditions of proposed loans to be made by Merrill Lynch Capital Corporation ("MLCC") and other lenders acceptable to Borrower and Merrill Lynch, pursuant to loan documentation for the Credit Facility mutually acceptable to the Lenders and the Borrower.

         Accordingly, subject to the terms and conditions set forth below, Merrill Lynch and MLCC hereby agree with you as follows:


1. Commitment. MLCC hereby commits to the Borrower to provide the Credit Facility upon the terms and subject to the conditions set forth or referred to herein, in the fee letter (the "Fee Letter") dated the date hereof and delivered to you, and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

         It is a condition of MLCC's commitment hereunder that Merrill Lynch act as the sole and exclusive ar-ranger of and syndication and documentation agent (the "Arranger") for the Credit Facility, it being understood and agreed that the Arranger will perform all functions and exercise all authority (including, without limitation (a) serving as sole manager of the syndication effort, (b) selecting counsel for the Arranger, and (c) negotiating definitive documentation for the Credit Facility (the "Credit Documents") customarily performed and exercised by agent banks in such capacity. The appointment of any co-agents for the Credit Facility would be subject to the prior approval of Merrill Lynch. The co-agent titles (if any) awarded to syndicate participants would not entail any role with respect to the matters referred to in this paragraph without the prior consent of Merrill Lynch. Merrill Lynch may select, after consultation with you, a lender reasonably acceptable to you to act as an administrative agent (in such capacity, the "Administrative Agent") to perform such ministerial and administrative functions as Merrill Lynch, in its sole discretion, may desire.

         2. Syndication. Merrill Lynch reserves the right and intends, prior to or after the execution of the Credit Documents, to syndicate all or a portion of MLCC's commitment to one or more financial institutions (MLCC and such financial institutions being referred to herein as the "Lenders") that will become parties to the Credit Documents, and in that connection, promptly following your acceptance of the commitment hereunder, Merrill Lynch will commence the syndication of the Credit Facility to such Lenders. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facility. It is understood and agreed that, except as otherwise provided in the Fee Letter, the distribution (including the amount of any fee agreed to in the Fee Letter to be distributed) of the fees and other compensation referred to herein among the Lenders and to any Administrative Agent (or any co-agent) will be at Merrill Lynch's sole discretion. It is understood and agreed that Merrill Lynch will manage all aspects of the syndication (but will consult with you in such matters), including, without limitation, decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate, any naming rights (in-cluding the naming of co-agents, subject to your reasonable approval) and the final allocations of the commitments among the Lenders.

         You agree actively to reasonably assist Merrill Lynch in achieving a timely syndication that is satisfactory to Merrill Lynch. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, chief financial officer and treasurer of the Company) and advisors and affiliates of the Company on the one hand and the proposed syndicate Lenders on the other hand. To assist Merrill Lynch in its syndication efforts, you agree that you will, promptly upon Merrill Lynch's request, (a) provide, and cause your affiliates and advisors to provide, to Merrill Lynch all information reasonably deemed necessary by Merrill Lynch to complete successfully the syndication, including but not limited to, information and projections (including, without limitation, any updated projections requested by Merrill Lynch) prepared by you or on your behalf relating to the transactions contemplated hereby, and (b) assist, and cause your affiliates and advisors to assist, Merrill Lynch in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, including making available representatives of the Company and its subsidiaries. You also agree to use your reasonable best efforts to ensure that Merrill Lynch's syndication efforts benefit from your existing lending relationships. You further agree that Merrill Lynch shall have a reasonable period of time to syndicate the Credit Facility. It is understood and agreed that Merrill Lynch shall be entitled, with your prior written consent, to change the structure of the Credit Facility as described herein and in the Term Sheet (provided that the aggregate principal amount of the Credit Facility, taken as a whole, remains the same) if Merrill Lynch deems such action advisable in order to ensure a successful syndication or an optimal credit structure.

         To ensure an orderly and effective syndication of the Credit Facility, you agree that until the termination of the syndication (as reasonably determined by Merrill Lynch) neither the Borrower nor the Company will, and will not permit any of the subsidiaries or lower-tier partnerships to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt or credit facility or debt security of the Company or any of its subsidiaries (except for the refinancing of debt in the ordinary course of business), or the Borrower or any lower tier partnership, including any renewals thereof, without the prior written consent of Merrill Lynch (which consent will not be unreasonably withheld).

         3. Fees. As consideration for Merrill Lynch's commitment hereunder and its agreement to arrange, manage, structure and syndicate the Credit Facility, you agree to pay to Merrill Lynch or MLCC, as applicable, the fees as set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees and any part thereof shall be nonrefundable under any and all circumstances and regardless of whether the transactions or borrowings contemplated hereby are consummated unless otherwise expressly provided in the Term Sheet or Fee Letter. All such fees shall be paid by wire transfer of immediately available funds in United States dollars.

         4. Conditions. The commitment hereunder is subject to the negotiation, execution and delivery of definitive Credit Documents reasonably satisfactory in all respects to Merrill Lynch and its counsel and the Company and the Borrower. Such definitive documentation shall reflect the terms and conditions set forth herein and in the Term Sheet and contain such other customary indemnities, covenants, representations and warranties events of default, conditions precedent, security arrangements and other terms and conditions as are reasonably satisfactory to Merrill Lynch and the Company and the Borrower, modified as appropriate to reflect the terms of the Transaction and the financial condition and prospects of the Company and its subsidiaries. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Merrill Lynch and you (it being understood that the terms and conditions of the Credit Documents shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

         Merrill Lynch's commitment hereunder is also subject to the following conditions: (a) no material adverse change (or development involving a prospective


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
material adverse change) shall have occurred in the loan syndication or financial, banking, currency or capital market conditions generally from those in effect on the date hereof that, individually or in the aggregate, would reasonably be expected to adversely affect the Company or the Borrower or adversely affect the ability of Merrill Lynch to successfully syndicate the Credit Facility; (b) no banking moratorium shall have been declared by federal or New York State banking authorities and shall be continuing; (c) the Company shall not have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any debt or credit facility or debt security of the Company, any of its subsidiaries, the Borrower, or any lower tier partnership of the Borrower, including renewals thereof; and
(d) the satisfaction of the other terms and conditions set forth or referred to herein (including, without limitation, those set forth in Sections ) and in the Term Sheet.

         5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) concerning the Company, the Borrower and the other transactions contemplated hereby (the "Information") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to Merrill Lynch by you or on your behalf in connection with the transactions contemplated hereby, taken as a whole, are and will be complete and correct in all material respects and do not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning the Company, its subsidiaries, the Borrower, or any lower tier partnership of the Borrower, and the transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to Merrill Lynch by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby, to your best knowledge, have been and will be prepared in


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
good faith based upon assumptions believed by you to be reasonable (which Projections of the date of this Commitment Letter are those dated September 15, 1997 delivered to Merrill Lynch and identified as final). You agree to supplement the Information and the Projections from time to time until the Closing Date and, if requested by Merrill Lynch, for a reasonable period thereafter necessary to complete the syndication of the Credit Facility so that the representation and covenant in the preceding sentence remain correct. In arranging the Credit Facility, including the syndication thereof, Merrill Lynch will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

         Merrill Lynch's commitment hereunder is based upon the accuracy and completeness of the financial and other information provided to us by or on behalf of you.

         6. Indemnification. By executing this Commitment Letter, you agree to indemnify and hold harmless Merrill Lynch, MLCC and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (Merrill Lynch, MLCC, and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Party may become subject arising out of or in connection with third party claims relating to this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facility, the loans under the Credit Facility, the use of proceeds of any such loan and the performance by Merrill Lynch or any of its affiliates of the services contemplated by this Commitment Letter and will reimburse any Indemnified Party for any and all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought be or on behalf of the Company or any of its affiliates and whether or not any of the transactions contemplated hereby are consummated or this Commitment Letter is terminated. You will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liabil-


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
ity or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's bad faith or gross negligence or breach of this agreement.

         In any such action or proceeding the Company shall have the right to assume the defense thereof and select counsel reasonably acceptable to Merrill Lynch; however, in no event will such counsel, without the prior written consent of Merrill Lynch (which consent will not be unreasonably withheld or delayed), be counsel to the Company or to any of its affiliates.

         You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or the Borrower or creditors related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facility, the loans under the Credit Facility, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by Merrill Lynch or any of its affiliates of the services contemplated by this Commitment Letter, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's bad faith or gross negligence or breach of this agreement.

         You agree that, without Merrill Lynch's prior written consent (which consent will not be unreasonably withheld or delayed), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Commitment Letter (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance reasonably satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding, and
(ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.


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
         No Indemnified Party shall, without the prior consent of the Company (not to be unreasonably withheld or delayed) settle or compromise any action or claim for which indemnity has been or could be sought hereunder; however, if at any time an Indemnified Party shall have requested in accordance with the provisions and terms of this Commitment Letter that the Company reimburse the Indemnified Party for the reasonable fees and expenses of counsel, the Company agrees that it shall be liable for any such settlement or compromise effected without its consent if, (i) such settlement is entered into more than 45 days after receipt by the Company of the aforesaid request, (ii) the Company shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) the Company shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

         In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse Merrill Lynch for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate Merrill Lynch in an amount to be mutually agreed upon.

         7. Costs and Expenses. By executing this Commitment Letter, you agree to reimburse Merrill Lynch and its affiliates (including MLCC) upon request made from time to time for their reasonable out-of-pocket expenses (including, without limitation, expenses of Merrill Lynch's due diligence investigation, consultant's fees (if such consultants are engaged by Merrill Lynch with your consent (which consent shall not be unreasonably withheld or delayed)), syndication expenses (provided that such syndication expenses, inclusive of reasonable fees and expenses of counsel, shall not exceed $40,000), appraisal and valuation fees and expenses, travel expenses, and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the Credit Facility and the negotiation, administration, collection and enforcement of this Commitment Letter, the

Term Sheet, the Fee Letter, the Credit Documents and the security arrangements in connection therewith.

         8. Confidentiality. You agree that this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing and Merrill Lynch's and/or its affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by you to any person without the prior written consent of Merrill Lynch, other than (i) to your officers, directors, employees, accountants, attorneys and other advisors and (ii) such public disclosures of the terms and conditions hereof as you are required by applicable law or compulsory legal proces to make and (iii) such public disclosures that, based on the advice of counsel, you are required to make in connection with the initial public offering of shares of the Company; provided, however, that if such disclosure is required by applicable law or compulsory legal process you agree to give Merrill Lynch reasonable notice to afford Merrill Lynch the opportunity to seek a protection order and to cooperate with Merrill Lynch in securing such a protective order. You agree that you will permit Merrill Lynch to review and approve any reference to Merrill Lynch in connection with the Credit Facility or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release.

         9. Termination. In the event that (i) you have not accepted this Commitment Letter by October 10, 1997; (ii) the Closing Date does not occur on or before November 30, 1997; or (iii) any circumstances described in clause (a) of the second paragraph of Section 4 hereof or clause 5 of "Conditions Precedent" contained in the Term Sheet shall have occurred, this Commitment Letter and Merrill Lynch's commitment hereunder shall terminate (upon written notice by Merrill Lynch with respect to clause (iii) of this sentence) unless Merrill Lynch shall, in its sole and absolute discretion, agree to an extension. Notwithstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions whereof and of the Term Sheet and the Fee Letter and Sections 6, 7 and 8 of this Commitment Letter shall survive any termination of this Commitment Letter or Merrill Lynch's commitment hereunder.

         10. Assignment, Etc. This Commitment Letter and Merrill Lynch's commitment hereunder shall not be assignable by either party hereto without the prior written consent of the other party hereto, and any attempted assignment shall be void and of not effect; provided, however, that nothing contained in this Section shall prohibit Merrill Lynch (in its sole discretion) from (i) performing any of its duties hereunder through any of its affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, and you will owe any related duties (including those set forth in section 2 above) to any such affiliate, and
(ii) granting participation in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facility pursuant to arrangements satisfactory to Merrill Lynch. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other then the parties hereto.

         11. Governing Law. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

         12. Execution in Counterparts. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manual executed counterpart of this Commitment Letter.

         13. Amendments, Etc. No Amendment or waiver of any provision of this Commitment Letter, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. By executing this letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements between you and Merrill Lynch with respect too the Credit Facility and set forth the entire understanding of the parties with respect thereto.


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         14. Waiver of Jury Trial. Each of you and Merrill Lynch (in each case on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the transactions, the other transactions contemplated by, or the performance by Merrill Lynch or any of its affiliates of the services contemplated by, this Commitment Letter.

         15. Public Announcements. You acknowledge that Merrill Lynch may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Merrill Lynch has acted in the capacity set forth in this Commitment Letter.

         16. Notices. Any notices given pursuant to any of the provisions of this Commitment Letter shall be in writing and shall be mailed or delivered, if to you, at your address set forth on page one of this Commitment Letter, to the attention of Chief Financial Officer and a copy to Steven L. Lichtenfeld, Esq., 75 East 55th Street, new York, New York 10022, and if to Merrill Lynch, at the offices of Merrill Lynch, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: Frederick Kelly, with a copy to Martha Feltenstein, Esq., at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022.

         Please confirm that the foregoing correctly set forth our agreement of the terms hereof and the Fee Letter by signing and returning to Merrill Lynch the duplicate copy of this letter and the Fee Letter enclosed herewith. Upon your acceptance hereof, this letter shall constitutes a binding agreement between you and Merrill Lynch, provided Merrill Lynch shall have received your executed duplicate copies not later than 5:00 p.m., New York City time, on September 22, 1997, at which time Merrill Lynch's commitment under will expire in the event Merrill Lynch has not received such executed duplicate originals.


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         We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                       Very truly yours,

                                       MERRILL LYNCH & CO.


                                       By: /s/ Christopher Birosak
                                           -------------------------------------
                                       Name: Christopher Birosak
                                             -----------------------------------
                                       Title: Managing Director
                                              ---------------------------------

Accepted and agreed to as of
this 4th day of October, 1997:


TOWER REALTY OPERATING PARTNERSHIP, L.P.

BY:  TOWER REALTY TRUST, INC.,
       its general partner

     By: /s/ Joseph Kasman
         --------------------------
     Name: Joseph Kasman
           ------------------------
     Title: CEO
            -----------------------


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                         Exhibit A to Commitment Letter
                    Summary of Principal Terms and Conditions


Borrower:               Tower Realty Operating Partnership, L.P.

Loan:                   $200 million unsecured revolving line of credit (the
                        "Facility") .

Arranger and
Syndication Agent:      Merrill Lynch & Co. ("Merrill Lynch").

Administrative Agent:   To be determined.

Lenders: A group of financial institutions mutually acceptable to Merrill Lynch and Borrower, including Merrill Lynch Capital Corporation ("MLCC").

Purpose: The Facility may be used for the acquisition of and investment in office properties in the continental United States, and for the refinancing of existing indebtedness. Up to 10%, on a cumulative basis, of the Facility available at any time may be used for working capital purposes.

Recourse:               The Facility is an unsecured, recourse obligation of the
                        Borrower.

Guaranty:               The Facility shall by guaranteed by Tower Realty Trust,
                        Inc. (the "Company").

Maturity:               The Facility shall mature three years from the closing.

Interest Rate:          The following interest options are available, based upon
                        the Leverage Ratio of the Borrower:

                        Leverage                   LIBOR          Base Rate
                        Ratio                      Spread         Spread
                        --------                   ------         ---------

                        less than 30%              125.0 bp         0.0
                        30% to less than 45%       137.5 bp       12.5 bp
                        45% to less than 55%       162.5 bp       37.5 bp

                        The Leverage Ratio is the ratio, expressed as a percentage, of the Total Outstanding Indebtedness (as hereinafter defined) to the Total Value (as hereinafter defined).

                        The Base Rate Spread shall be applied to an alternate base rate (i.e., the prime rate or the Federal funds rate for such date plus one-half percent).

Interest Period:        The Borrower may select a LIBOR Interest Period of one,
                        two, three or six months in duration. There may not be more than six (6) LIBOR contracts outstanding at any one time. Interest will be payable monthly in arrears.

Calculation of
Payment of Interest
and Fees:               Interest and fees will be calculated on the basis of the
                        actual number of days elapsed in a 360-day year.

Fee on unused
portion: 0.25% annually of the daily average unused portion of the Facility, payable monthly, in arrears.

Amortization:           The loans shall be interest only.


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
Mandatory
Prepayments:            The Borrower shall be required to repay loans under the
                        Facility if (i) the Company or the Borrower merges or consolidates with another person and the Company or Borrower, as the case may be, is not the surviving entity; (ii) the Borrower or the Company shall sell any asset or assets in excess of 25% in the aggregate of the Capitalization Value (as hereinafter defined); or (iii) the Company, the Borrower or any of their affiliates cease to provide property management or leasing services to at least 75% of the total number of real properties in which the Borrower or the Company has an ownership interest.

Representations
and Warranties:         Borrower and the Company must make the following
                        representations and warranties customary for facilities of this type, including, but not limited to:

                        1.   Corporate existence and authority;
                        2.   Governmental authorization;
                        3.   No contravention, binding effect;
                        4.   Financial information;
                        5.   No material adverse change;
                        6.   No material environmental matter;
                        7.   Compliance with laws, including ERISA,
                             environmental and REIT;
                        8.   No material litigation;
                        9.   Payment of taxes;
                        10.  Existence of insurance; and
                        11.  Full disclosure.

Affirmative Covenants

         Borrower and the Company shall each make and comply with affirmative covenants which are usual and customary for facilities of this type, including, but not limited to the following:


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
1.   Financial and REIT Status:   The Company must remain a self-directed and
                                  self-administered Real Estate Investment
                                  Trust. At all times, the Company must be in compliance with all applicable securities laws and governmental requirements to maintain REIT status and to continue to be listed on the NYSE.

2.   Property Condition:          Borrower and the Company shall maintain all of
                                  their respective properties in good condition and repair, subject to ordinary wear and tear.

3.   Compliance with laws:        Borrower and the Company shall comply with all
                                  requirements of applicable laws.

4.   Conduct of Business:         Borrower and the Company shall each remain
                                  qualified to do business and maintain its good standing in each jurisdiction in which the nature of their respective business so requires.

5.   Payment of Obligations:      Borrower and the Company shall each pay all
                                  taxes, assessments and other governmental charges imposed upon it or on any of its real properties or assets and shall pay all claims for sums which have become due and payable.

6.   Reporting Requirements:      Borrower and the Company will each provide
                                  customary financial reporting including
                                  quarterly financial statements, SEC 10Q
                                  filings and annual audited financial
                                  statements, and SEC 10K filings in addition to other customary financial information.

7.   Books and Records:           Borrower and the Company shall each keep and
                                  maintain proper books of record and account.


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
Negative Covenants:

         Negative covenants shall be tested quarterly and at the time of each borrowing and shall be accompanied by a compliance certificate executed by the chief financial officer of the Company.

              1. Total Outstanding Indebtedness. Total Outstanding Indebtedness shall not exceed 55% of Total Value during the first year of the Facility, and thereafter, Total Outstanding Indebtedness shall not exceed 50% of Total Value.

              As used herein, the following terms shall have the following meanings:

              "Total Outstanding Indebtedness" shall mean, for any period, the sum of (i) the amount of indebtedness of the Borrower, the Company and the consolidated subsidiaries set forth on the then most recent quarterly financial statements, plus any additional indebtedness incurred by the Borrower, the Company and the consolidated subsidiaries since the time of such statements, including without limitation reimbursement obligations for letters of credit, and interest rate and currency hedges, and (ii) the pro rata share of outstanding amount of indebtedness of Minority Holdings (as hereinafter defined) attributable to the Borrower, the Company or the consolidated subsidiaries as of the date of determination, and (iii) contingent obligations of the Borrower, the Company and the consolidated subsidiaries and the Borrower's, the Company's or such consolidated subsidiaries' pro rata share of the contingent obligations of any Minority Holdings (other than amounts payable in respect of the Industrial Commercial Incentive Program relating to the Tower 45 property (the "ICIP Amount").

              "Total Value" shall mean, the sum of (i) Capitalization Value (as hereinafter defined), (ii) Construction Asset Costs (which shall not account for more than 10% of Total Value), and (iii) unrestricted Cash and Cash Equivalents, exclusive of tenant security deposits.

              "Capitalization Value" shall mean the quotient of Cash Flow divided by 9.5%; provided, however, that with respect to properties (a) which have been owned by Borrower, the Company, any consolidated subsidiary or any Minority Holding for less than four fiscal quarters, and which have not achieved an occupancy level of 80% or more for not less than one full fiscal quarter, the Capitaliza-tion Value with respect thereto shall equal, at Borrower's election, either (x) the acquisition cost of such property, less an amount equal to the transaction costs incurred in connection therewith plus 100% of costs incurred and paid to date for building improvements and tenant improvements, or (y) the product of four (4) and the Cash Flow with respect to such property for the then most recently ended fiscal quarter, divided by 9.5%, and (b) which have been owned by Borrower, the Company, any consolidated subsidiary or any Minority Holding for less than four fiscal quarters, but which have achieved an occupancy level of 80% or more for not less than one full fiscal quarter, the product of four (4) and the Cash Flow with respect to such property for the then most recently ended fiscal quarter, divided by 9.5%.

              "Cash Flow" is defined as the sum of (i) Funds From Operations (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining of rents pursuant to GAAP) and (ii) interest expense.

              "Funds from Operation" shall mean, for any fiscal period, the net income of Borrower, the Company and the consolidated subsidiaries (determined in accordance with GAAP), calculated without duplication, excluding gains (or losses) from sales of properties or interests therein, debt restructurings or other extraordinary items, plus depreciation, amortization, and amortization of prepaid deferred financing costs to the extent previously deducted, after adjustments for Minority Holdings. Adjustments for Minority Holdings will be calculated to reflect Funds from Operation on the same basis.

              "Minority Holdings" shall mean any interests in partnerships, joint ventures, limited liability companies, trusts, associations and corporations held or owned by the Borrower and/or the Company which are not wholly-owned by the Borrower and/or the Company.

              2. Minimum Net Worth. The Net Worth shall at no time be less than the sum of (i) 85% of Net Worth as of the closing date and (ii) an amount equal to 50% of all Net Offering Proceeds received by the Company after the closing date.

              As used herein, the following terms shall have the following meanings:

              "Net Worth" means Total Value less Total Outstanding Indebtedness.

              "Net Offering Proceeds" shall mean all cash or other assets received by the Company as a result of the sale of common shares, preferred shares, partnership interests, limited liability company interests, convertible securities or other ownership or equity interests in the Company, less customary costs, expenses and discounts of issuance paid by the Company.

              3. Total Outstanding Secured Indebtedness. Total Outstanding Secured Indebtedness shall not exceed 40% of Total Value during the first year of the term of the Facility, and thereafter shall not exceed 35% of Total Value.

              As used herein, the following terms shall have the following meanings:

              "Total Outstanding Secured Indebtedness" shall mean, for any period, the sum of (i) the amount of Secured Indebtedness of the Borrower, the Company, and the consolidated subsidiaries, set forth on the then most recent quarterly financial statements, prepared in accordance with GAAP, plus any additional Secured Indebtedness incurred by the Borrower, the Company or the consolidated subsidiaries since the date of such statements, (ii) the pro rata share of the outstanding amount of Secured Indebtedness of the Minority Holdings allocable in accordance with GAAP to the Borrower, the Company or the consolidated subsidiaries as of the time of determination, plus any additional Secured Indebtedness allocable thereto since the time of determination, and
(iii) all unsecured indebtedness of any consolidated subsidiary or Minority Holding that is non-recourse to the Borrower and the Company, other than the ICIP Amount.

              "Secured Indebtedness" shall mean any indebtedness secured by a lien.

              4. Minimum Consolidated Interest Coverage Ratio. As of the first day of each calendar quarter for the immediately preceding calendar quarter, and as of the date of each advance (with pro forma adjustments for additional acquisitions and indebtedness incurred in the immediately preceding quarter), for the immediately preceding calendar quarter, the ratio of (i) Cash Flow to
(ii) Total Interest Expense for such quarter shall not be less than 2.0 to 1.0.

              As used herein, the following term shall have the following meaning:

              "Total Interest Expense" means, for any period, the sum of (i) the interest expense of the Borrower, the Company and the consolidated subsidiaries with respect to the Total Outstanding Indebtedness paid, accrued and/or capitalized (but exclusive of capitalized construction loan interest funded from an established interest reserve) for such period, and (ii) the pro rata share of interest expense of the Minority Holdings allocable to the Borrower or the Company during such period and paid, accrued and/or capitalized during such period as set forth above.

              5. Minimum Fixed Charge Coverage Ratio. As of the first day of each calendar quarter, for the immediately preceding calendar quarter, the ratio (with pro forma adjustments for additional acquisitions and indebtedness incurred in the immediately preceding quarter) of (i) Cash Flow to (ii) Fixed Charges shall not be less than 1.80 to 1.0.

              As used herein, the following term shall have the following meaning:

              "Fixed Charges" shall mean, with respect to any fiscal period, the sum of (a) Total Interest Expense and (b) the aggregate of all scheduled principal payments of Total Outstanding Indebtedness made or required to be made during such fiscal period by the Borrower, the Company, the consolidated subsidiaries and the Minority Holdings which are allocable to the Borrower and/or the Company (it being agreed that in the case of indebtedness of Minority Holdings that is fully recourse to the Borrower or the Company, 100% of Total Interest Expense and scheduled principal payments shall be included in "Fixed Charges") (exclusive of optional prepayments and repayments of the outstanding balance of a loan at maturity other than from loan acceleration), and (c) the aggregate of all dividends or distributions payable on the Company's or any of its consolidated subsidiaries' preferred stock or the Borrower's partnership units not owned by the Company or any of its affiliates.

              6. Minimum Unsecured Interest Coverage Ratio. As of the first day of each calendar quarter, for the immediately preceding calendar quarter, the ratio (with pro forma adjustments for additional acquisitions and indebtedness incurred in the immediately preceding quarter) of (i) Adjusted NOI of Unencumbered Assets to (ii) Unsecured Interest Expense shall not be less than
1.75 to 1.0.

              "Adjusted NOI" shall mean, for any period, the aggregate of the NOI from the Unencumbered Assets adjusted to reflect management fees equal to the greater of (a) actual management fees and (b) 3% of total revenues, less the Capital Expenditure Reserve Amounts.

              "Capital Expenditure Reserve Amounts" shall mean an amount per annum equal to $1.15 multiplied by the number of square feet for the Unencumbered Assets.

              "Unsecured Interest Expense" for any period, shall be the greater of (a) actual interest expense incurred on Total Outstanding Unsecured Indebtedness (as hereinafter defined) of the Borrower, and (b) the product of
(i) the average amount of Total Outstanding Unsecured Indebtedness outstanding for such period, and (ii) a percentage equal to an interest rate constant equal to the product of (x) the sum of the then seven-year U.S. Treasury Note and one and one half percent (1.50%), and (y) a thirty year mortgage-style amortization schedule.

              "Unencumbered Assets" shall mean those office building properties owned 100% by the Borrower, directly or indirectly through a wholly-owned subsidiary, either in fee or pursuant to a ground lease with an unexpired term of not less than 30 years, and which are not encumbered by Secured Indebtedness either with respect to the property itself or with respect to the ownership thereof (e.g., a stock, partnership or other pledge of equity), and which are not subject to any negative pledge. The aggregate Unencumbered Asset Values of Class A and Class B (as such terms are hereinafter defined) office buildings shall comprise not less than 80% of the aggregate Unencumbered Asset Value of all Unencumbered Assets. No Unencumbered Asset shall be less than 60% leased and all Unencumbered Assets in the aggregate shall be at least 80% leased. The Unencumbered Asset Value of any individual Unencumbered Asset shall not exceed 33.3% of the aggregate Unencumbered Asset Value of all Unencumbered Assets and Unencumbered Assets that are not owned in fee by the Borrower or a wholly-owned subsidiary shall not constitute more than 20% of the aggregate Unencumbered Asset Value of all Unencumbered Assets; provided, however, that noncompliance with such requirements set forth in this sentence shall not result in a default but that portion of any Unencumbered Asset giving rise to such noncompliance shall be excluded from the calculation of the aggregate Unencumbered Asset Value of all Unencumbered Assets. In addition, no Unencumbered Asset shall be the subject of any matter that materially adversely affects the value thereof or shall be subject to any environmental event that would disqualify such Unencumbered Asset from qualifying as such, provided, however, that the presence of asbestos containing materials which are properly contained or encapsulated or which are in the process of being removed shall not be deemed to give rise to a materially adverse affect. As of the Loan Closing, the Unencumbered Assets shall be those set forth on Schedule 1 attached hereto. Thereafter, a property may become an Unencumbered Asset as hereinafter set forth.

              "Class A" shall mean those office buildings which are institutional quality office buildings, built or substantially renovated within the past 15 years, with high grade interior finishes, upgraded elevator systems and floor-to-ceiling heights sufficient to accommodate raised floors for computer cabling and fiber optics.

              "Class B" shall mean those office buildings between 15 and 35 years old, that have not been modernized to current standards, and command rents not less than the median for similar properties in the market in which they are located.

              "Unencumbered Asset Value" shall mean with respect to any Unencumbered Asset, an amount equal to the product of (x) four (4), and (y) the Adjusted NOI with respect to any such Unencumbered Asset for the immediately preceding quarter, with proforma adjustments in the case of any Unencumbered Asset that has been owned for less than one full fiscal quarter, divided by 9.5%.

              7. Total Outstanding Unsecured Indebtedness. Total Outstanding Unsecured Indebtedness shall not exceed 60% of Total Unencumbered Asset Value during the first year of the Facility, and thereafter, Total Outstanding Unsecured Indebtedness shall not exceed 55% of Total Unencumbered Asset Value.

              As used herein, the following terms shall have the following meanings:

              "Total Outstanding Unsecured Indebtedness" shall mean that portion of Total Outstanding Indebtedness which is recourse to the Borrower, the Company, and/or its consolidated subsidiaries, plus the pro rata share of such recourse Indebtedness of Minority Holdings that is allocable to the Borrower, the Company or the consolidated subsidiaries as of the time of determination.

              "Total Unencumbered Assets Value" shall mean, the sum of (i) the aggregate Unencumbered Asset Value of the Unencumbered Assets, and (ii) unrestricted Cash and Cash Equivalents, exclusive of tenant security deposits.

              8. Negative covenants with respect to the Company and the Borrower. The Company and the Borrower shall be permitted to enter into mergers, consolidations or reorganizations without prior approval of the Lenders provided that the Company or the Borrower, as the case may be, is the surviving entity and is in compliance with all covenants, representations, warranties and restrictions set forth in the loan documents, and provided further that no event of default has occurred prior to or, on a pro forma basis, after the completion of the transaction.

              9. Margin Regulations; Securities Laws. The Borrower and the Company shall not use any part of the proceeds of any loan to purchase or carry any "margin stock" (as defined under Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

              10. New Acquisitions. The Borrower shall send written notice to the Lenders of all New Acquisitions no later than seven (7) days after the Borrower's purchase thereof, which shall be accompanied by a Due Diligence Package (as hereinafter defined).

              11. Limitation on Recourse Indebtedness. Recourse indebtedness of the Borrower, and the Company, exclusive of this Facility (and other than standard recourse exceptions made by the Company with respect to otherwise non-recourse indebtedness), shall not exceed 5% of Total Value. Notwithstanding the foregoing, the existing guarantee of $35 Million of mortgage debt relating to Tower 45 shall be a permitted exception for a period not to exceed fifty (50) days from the Closing.

              12. Maximum Dividend Payout Ratio. The Company shall not make any distributions in a quarter, which, when added to all distributions made during the immediately preceding three quarters exceeds 95% of "Funds from Operations" (as defined from time to time by NAREIT) or such other amount as may be required by applicable law to maintain the Company's REIT status.

              13. Real Estate Taxes. The Company and the Borrower shall pay, and shall cause each of its respective subsidiaries to pay all taxes, assessments and other governmental charges imposed upon the real property owned by such entity. The Borrower shall deliver certificates to the Administrative Agent representing that (i) taxes are current for all properties owned by the Borrower, the Company and the consolidated subsidiaries, and, (ii) to the best of Borrower's knowledge, taxes are current for the Minority Holding properties. Borrower shall furnish such information upon request as may be required for bank regulatory compliance purposes or other similar bank purposes.

              14. Sale or Transfer. Prior to any sale or transfer of any Unencumbered Asset, the Borrower shall provide the Administrative Agent with an updated covenant compliance certificate evidencing current compliance with all covenants, and compliance on a pro forma basis.

              15. Company Status. The Company shall at all times remain a publicly traded company listed on the NYSE and shall at all times maintain its REIT status.

              16. Development Activities. The Borrower shall not engage in any development activities other than (i) development of pre-leased "build-to-suit" improvements, (ii) development in connection with the repositioning, or restoration following a casualty or condemnation of existing improvements on real property assets, or (iii) development of improvements in excess of 50% pre-leased, provided that the value of such land under development, together with the value of any other land then held for development, does not exceed 10% of Total Value.

              17. Permitted Investments. Subject to the terms and restrictions set forth in the Credit Agreement and as otherwise set forth herein, the Borrower shall be permitted to invest in the following investments, subject to the limitations set forth herein:

              a. investments office management companies or office management contracts;

              b. investments in notes secured by mortgages on office buildings;

              c. investments in companies whose primary purpose is holding notes secured by mortgages on office buildings; and

              d. investments in real properties, provided however, such properties shall be located in the continental United States, subject to the following limitations: (i) investments in properties that are not owned in fee simple shall not exceed 15% of Capitalization Value for any period of ninety days or more, and (ii) investment of proceeds of the Facility in land held for development shall not exceed 5% of Capitalization Value.

New Acquisitions:       If at any time after the Closing, the Borrower wishes to
                        include an additional property as an Unencumbered Asset, it shall give the Lenders not less than fifteen (15) business days notice thereof, and shall deliver to each Lender a Due Diligence Package (as hereinafter set forth) with respect to such property. Provided that the property shall be either a Class A or Class B office building that is not less than 60% leased, with leases having an average remaining term of not less than 5 years, and the property shall be generally in good condition and repair, the Lenders will not unreasonably withhold their consent to the addition of such property to the Unencumbered Assets. The consent of no less than 662/3% of the Lenders shall be required for the inclusion of any New Acquisition as an Unencumbered
                        Asset.

Due Diligence
Package: The "Due Diligence Package" will contain the following information on the proposed property:

                             1.   Property description and address
                             2.   2 years of historical cash flows (if
                                  available)
                             3.   5 years of projected cash flows
                             4.   Map and site plan of asset
                             5.   Current photograph of property
                             6. Credit history of tenants occupying more than 15% of the property
                             7. Lease agreement and abstract with respect to each tenant occupying 15% or more of the property
                             8.   Title report and exception documentation
                             9.   Rent roll summary
                             10.  Description of key terms of the acquisition
                             11.  Engineering report

                        12.     Environmental Phase I report

Events of Default:      Customary for facilities of this type, including but not
                        limited to:

                        1.      Failure to pay principal or interest as and
                                when due;
                        2. Failure to pay fees or to observe covenants (subject to applicable grace periods (if any) to be negotiated);
                        3.      Material errors in representations and
                                warranties;
                        4. Cross-default to other indebtedness of the Borrower or the Company of $10 million or more in the aggregate;
                        5. Adverse judgment against the Borrower or the Company not covered by insurance of $10 million or more;
                        6. Change of ownership, control, or management of the Company or the Borrower;
                        7.      Other typical defaults, including
                                insolvency, bankruptcy of the
                                Borrower or the Company or any
                                wholly-owned subsidiary of the
                                Borrower that is the owner of any
                                Unencumbered Asset, and ERISA.


Conditions Precedent:   Customary for facilities of this type, including but not
                        limited to:

                        1.      Consummation of the initial public
                                offering of common stock , with
                                Merrill Lynch Pierce Fenner & Smith
                                as the lead underwriter, resulting
                                in net proceeds to the Company of
                                not less than $250 million
                                (inclusive of the concurrent private
                                placements).

                        2.      Completion of due diligence.
                        3. Review and approval by the Lenders of all third party reports.

                        4. Satisfactory documentation including opinions of counsel acceptable to Merrill Lynch's legal counsel in their reasonable discretion.
                        5. No material adverse change in the capital markets as of the Closing.

Governing Law:          New York

Loan Documentation:     Prepared by Skadden, Arps, Slate, Meagher & Flom LLP,
                        counsel to Merrill Lynch.

                                                                       EXHIBIT I


                               UNENCUMBERED ASSETS


1.       286 Madison Avenue, New York, New York*

2.       290 Madison Avenue, New York, New York*

3.       292 Madison Avenue, New York, New York*

4.       100 Wall Street, New York, New York

5.       120 Mineola Boulevard, Mineola, New York

6.       Century Plaza, 3225 North Central Avenue, Phoenix, Arizona

7.       5151 East Broadway, Tucson, Arizona

8.       5750 Major Boulevard, Orlando, Florida

9.       Maitland Forum, Orlando, Florida

10.      2601 Maitland Center Parkway, Orlando, Florida

11.      2603 Maitland Center Parkway, Orlando, Florida

12.      2605 Maitland Center Parkway, Orlando, Florida


         * To be included as Unencumbered Assets
         only upon release of the liens thereon,
         contemplated to occur 40 days after closing